INFINIUM LABS, INC.

STOCKHOLDER VESTING AGREEMENT

THIS STOCKHOLDER VESTING AGREEMENT (this “Agreement”) is made as of January 11, 2006 (the “Effective Date’) by and between Infinium Labs, Inc., a Delaware corporation (the “Company”) on behalf of itself and its wholly-owned subsidiary, Infinium Labs Operating Corporation, and Greg Koler (“Stockholder”).

RECITALS

Stockholder has been issued by the Company a total of one million (1,000,000) shares of common stock, $.001 par value, of the Company (the “Initial Shares” which definition shall include any additional or substitute shares received by the Stockholder resulting from a stock split, reverse stock split, stock dividend, combination, reclassification or similar transaction). Stockholder shall also be entitled to issuance of an additional 4,000,000 (the “Future Shares” which definition shall include any additional or substitute shares received by the Stockholder resulting from a stock split, reverse stock split, stock dividend, combination, reclassification or similar transaction) subject to approval by the Company’s shareholders. The Company can not give any assurances that it will receive shareholder approval to increase its authorized common stock. Shareholder shall have no claim to the Future Shares, regardless of the vesting schedule, in the event the Company does not receive shareholder approval to increase its authorized common stock. The Initial Shares and Future Shares shall, cumulatively, be referred to as “Total Shares.”

In consideration of the Company’s continued employment of the Stockholder and for other good and valuable consideration, the Company and Stockholder each desire to impose: (a) certain restrictions and obligations with respect to the Total Shares and (b) certain vesting requirements on a portion of the Total Shares. Of the Total Shares, (i) the Initial Shares are vested as of the Effective Date and (ii) the Future Shares are Non-Vested (as that term is defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Repurchase Right

(a)  Transfer Restrictions. Subject to the other provisions of this Agreement, the Stockholder agrees that the Total Shares (or any portion thereof) may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of, other than by will or the laws of descent and distribution (a “Permitted Transfer”), prior to the date when Stockholder becomes vested in the Total Shares (or portion thereof) pursuant to Section 2 hereof, and any Total Shares (or portion thereof) shall constitute “Non-Vested Shares” until they vest as provided herein. Any attempt to transfer any Non-Vested Shares (or any portion thereof) in violation of this Section 1 shall be null and void and shall be disregarded by the Company. Notwithstanding the foregoing, the Stockholder may transfer Non-Vested Shares to (i) the Stockholder’s spouse, children or grandchildren or to a trust established by the Stockholder for the benefit of the Stockholder or his spouse, children or grandchildren, or (ii) an entity controlled by the Stockholder and established primarily for tax or estate planning purposes (each, a “Permitted Transferee”), provided in any such case that the Permitted Transferee furnishes the Company with a written agreement that binds the Permitted Transferee to all provisions of this Agreement.

(b)  Repurchase Right. The Non-Vested Shares shall be subject to a repurchase right in favor of the Company (the “Repurchase Right”). In the event that the Stockholder ceases to be or is removed as a employee of the Company for any reason, the Company shall, upon the date of any such termination, have an irrevocable, exclusive right for a period of ninety (90) days from such date to repurchase any portion or all of the Non-Vested Shares from the Stockholder, or any person receiving the Non-Vested Shares by operation of law or other involuntary transfer, for an aggregate purchase price of $1.00 (the “Purchase Price”) for all the Non-Vested Shares.

(c)  Exercise of Repurchase Right. The Repurchase Right may be exercised by the Company by delivery of written notice to Stockholder or his or her executor and a check in the amount of the Purchase Price for the Non-Vested Shares being repurchased. Upon delivery by the Company of such notice and payment, the Company shall become the legal and beneficial owner of the Non-Vested Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to re-transfer or cancel the Non-Vested Shares without further action by Stockholder.

Section 2.      Vesting.

For purposes of this Agreement, the term “vest” shall mean, with respect to any portion of the Total Shares, that such portion is no longer considered Non-Vested Shares subject to repurchase as provided in Section 1. Subject to the other provisions of this Agreement, the Stockholder shall acquire a vested interest in, and the Company’s repurchase right under Section 1 shall accordingly lapse with respect to, the Non-Vested Shares in equal quarterly installments during the 24-month period beginning on the date of execution of this Agreement.

Section 3.  Sale Transaction.

In the event of any Sale Transaction, any Non-Vested Shares shall immediately vest in the entirety and Stockholder shall be released from the Repurchase Right and restrictions on transfer contained herein. The term “Sale Transaction” shall mean (i) a merger or consolidation in which the Company is not the surviving entity, (ii) the dissolution or liquidation of the Company, or (iii) sale, transfer or other disposition of all or substantially all of the assets of the Company, in either case other than a Sale Transaction in which the Company’s Members immediately prior to such transaction will hold voting securities or voting interests in the surviving or succeeding entity representing more than fifty percent (50%) of the total voting securities or voting interests of such surviving or succeeding entity immediately after such transaction.

Section 4.  Right of First Refusal.

(a) Prior Notice. Neither the Stockholder nor any transferee of any Total Shares shall sell, hypothecate, encumber or otherwise transfer any Total Shares or any right or interest therein without first complying with the provisions of this Section 4 or obtaining the prior written consent of the Company. In the event the Stockholder desires to accept a bona fide third-party offer to acquire any or all of the Total Shares, the Stockholder shall provide the Company with written notice (the “Transfer Notice”) of: (i) the Stockholder’s intention to transfer; (ii) the name of the proposed transferee; (iii) the number of Total Shares to be transferred; and (iv) the proposed transfer price or value and terms thereof.

(b) First Refusal Exercise Notice. The Company shall have the right to purchase (the “Right of First Refusal”) all but not less than all of the Total Shares which are described in the Transfer Notice (the “Offered Shares”) at any time during the period commencing upon receipt of the Transfer Notice and ending forty-five (45) days after the first date on which the Company determines that the Right of First Refusal may be exercised without incurring an accounting expense with respect to such exercise (the “Option Period”) at (i) the per share price or value and in accordance with the terms stated in the Transfer Notice (subject to Section 4(c) below) or (ii) the fair market value of the Offered Shares on the date on which the purchase is to be effected if no consideration is paid pursuant to the terms stated in the Transfer Notice, which Right of First Refusal shall be exercised by written notice (the “First Refusal Exercise Notice”) to the Stockholder.

(c) Payment Terms. The Company shall consummate the purchase of the Offered Shares on the terms set forth in the Transfer Notice within 30 days after delivery of the First Refusal Exercise Notice; provided, however, that in the event the Transfer Notice provides for the payment for the Offered Shares other than in cash, the Company and/or its assigns shall have the right to pay for the Offered Shares by the discounted cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. Upon payment for the Offered Shares to the Stockholder or into escrow for the benefit of the Stockholder, the Company or its assigns shall become the legal and beneficial owner of the Offered Shares and all rights and interest therein or related thereto, and the Company shall have the right to transfer the Offered Shares to its own name or its assigns without further action by the Stockholder.

(c) Assignment. Whenever the Company shall have the right to purchase Total Shares under this Right of First Refusal, the Company may designate and assign one or more employees, officers, directors or stockholders of the Company or other persons or organizations, to exercise all or a part of the Company’s Right of First Refusal.

(d) Non-Exercise. If the Company and/or its assigns do not collectively elect to exercise the Right of First Refusal within the Option Period or such earlier time if the Company and/or its assigns notifies the Stockholder that it will not exercise the Right of First Refusal, then the Stockholder may transfer the Shares upon the terms and conditions stated in the Transfer Notice, provided that (i) the transfer is made within 90 days of the date the Company and/or its assigns notify the Stockholder that the Right of First Refusal will not be exercised ; and (ii) the transferee agrees in writing that such Total Shares shall be held subject to the provisions of this Agreement.

(e) Termination of Right of First Refusal. The provisions of this Right of First Refusal shall terminate as to all Total Shares upon the closing of the first sale to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s Common Stock.

Section 5.  Tax Election

The vesting of the Total Shares under this Agreement may result in adverse tax consequences for the Stockholder that may be avoided or mitigated by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. The Stockholder should consult with his or her personal tax advisor to determine the tax consequences of entering into this Agreement and the advantages and disadvantages of filing the Section 83(b) election. The Stockholder agrees to provide the Company with a copy of any timely election made pursuant to Section 83(b) or similar provision of state law. If Stockholder makes a timely election, Stockholder agrees to promptly pay to the Company any amount necessary to satisfy applicable federal, state and local income and employment tax withholding requirements.

Section 6.  Spousal Consent

If requested by the Company and if the Stockholder is, on the date of execution of this Agreement, married or later becomes married or remarries, the Stockholder agrees to use his best efforts to obtain and deliver to the Company the Consent of Spouse attached hereto as Exhibit A.

Section 7.  Notices

Any notice required or permitted to be given hereunder by the Company shall be given in writing at the then-current address listed for the Stockholder on the books and records of the Company.

Section 8.  Governing Law, Severability

The parties intend that this Agreement shall be governed by and construed in accordance with the laws of the State of Washington. Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Agreement. If any provision of this Agreement is held to be invalid or unenforceable, it is the intention of the parties that such invalid or unenforceable provision shall be replaced with a valid and enforceable provision as like in tenor to the invalid or unenforceable provision as is possible.

Section 9.  Entire Agreement

This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersede all prior communications, representations or agreements, verbal or written, among the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, representations or warranties other than those contained in this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:

Infinium Labs, Inc. on behalf of itself and its wholly-owned subsidiary Infinium Labs Operating Corporation

By:/s/ Richard Angelotti
Richard Angelotti
Chairman of Compensation Committee

STOCKHOLDER:

By:/s/ Greg Koler
Greg Koler

EXHIBIT A

CONSENT OF SPOUSE

I,    , spouse of Greg Koler, have read and approved the foregoing Stockholder Vesting Agreement. In consideration of the right of my spouse to acquire a membership interest in Infinium Labs, Inc. as set forth in such Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights of such Agreement insofar as I may have any rights under such community property laws of the State of Washington or similar laws relating to marital property in effect in the Grand Duchy of Luxembourg or any subsequent residence as of the date of the signing of the foregoing Agreement.

Dated: _____________	By:
Signature

Printed Name